Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

August 21, 2020

Hannon Armstrong Sustainable Infrastructure Capital Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, Maryland 21401

Ladies and Gentlemen:

We have acted as counsel to Hannon Armstrong Sustainable Infrastructure Capital Inc. (the “Company”) in connection with the registration statement on Form S-3 (No. 333-230546) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the offer and sale by the Company of $143,750,000 aggregate principal amount of its 0% Convertible Senior Notes due 2023 (the “Notes”) to the Underwriters (as defined below) (which includes $18,750,000 in aggregate principal amount of Notes purchased by the Underwriters pursuant to the exercise of their option to purchase additional Notes to cover over-allotments) pursuant to an underwriting agreement, dated August 18, 2020 (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC, as the representative of the several underwriters named in Schedule A therein (the “Underwriters”), and an Indenture, dated as of August 22, 2017, as supplemented by the Second Supplemental Indenture, dated as of August 21, 2020 (together, the “Indenture”), each by and between the Company and U.S. Bank National Association, as trustee.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Notes and certain resolutions of the board of directors of the Company (the “Board of Directors”) and of a pricing committee of the Board of Directors (the “Pricing Committee”), relating to the transactions contemplated by the Underwriting Agreement and other related matters. As to factual matters relevant to the opinions set forth below, we have relied upon certificates of officers of the Company and public officials and representations and warranties of the parties set forth in the Underwriting Agreement.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that (i) following the (a) issuance of the Notes pursuant to the terms of the Underwriting Agreement and (b) receipt by the Company of the consideration for the Notes specified in the resolutions of the Board of Directors and of the Pricing Committee:

1.

The Notes will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and

2.

The issuance of the shares of the Company’s common stock, par value $0.01 per share, into which the Notes are convertible (the “Conversion Shares”) upon conversion of the Notes pursuant to the terms of the Notes and the Indenture have been duly authorized by all necessary corporate action

CLIFFORD CHANCE US LLP

on the part of the Company and, if and when issued and delivered by the Company pursuant to the terms of the Notes and the Indenture upon conversion of the Notes, the Conversion Shares will be legally issued, fully paid and nonassessable.

The opinions set forth in this letter relate only to the laws of the State of New York and the Maryland General Corporation Law, currently in effect, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP